Exhibit 99.1
Consent of Deutsche Bank Securities Inc.
     We hereby consent to (i) the inclusion of our opinion letter, dated June 12, 2011, to the Board of Directors of Allied World Assurance Company Holdings, AG (“Allied World”) as Annex B to the Joint Proxy Statement/Prospectus forming part of Amendment No. 1 to the Registration Statement on Form S-4 of Allied World filed on August 5, 2011 (the “Registration Statement”), and (ii) references made to our firm and such opinion in the Registration Statement under the headings “SUMMARY—Opinion of Allied World’s Financial Advisor,” “THE MERGER—Background of the Merger,” “THE MERGER—Allied World’s Reasons for the Merger; Recommendation of the Allied World Board of Directors” and “THE MERGER—Opinion of Allied World’s Financial Advisor.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act or the rules and regulations promulgated thereunder.
/s/ Deutsche Bank Securities Inc.
August 5, 2011